FOR IMMEDIATE RELEASE

August 22, 2008

Amiworld Announces Key Strategic Initiatives

CEO Cites Business Acceleration Program and Commitment to Aggressive Revenue and Earnings Growth

NEW YORK—(BUSINESS WIRE)—Amiworld, Inc. (OTCBB: AMWO), an international energy company engaged in the production and distribution of diversified fuel products and services with a focus on emerging global economies today announced several key strategic initiatives for the balance of fiscal 2008 and 2009.

“While the past year has been gratifying in terms of development and the rapid building of revenues, our initiatives over the next year will allow us to realize our aggressive short term revenue and earnings goals as well as establish a long-term basis to maintain or exceed our outstanding growth to date.” said Mamoru Saito, Chief Executive Officer of Amiworld,

With Amiworld’s primary focus remaining on the expansion of its energy production and distribution facilities to full capacity, management today released several key initiatives that will extend the Company’s high growth through the balance of 2008 and beyond.

Mr. Saito outlined the initiatives for the remainder of fiscal 2008 and for 2009:

•	Continuation of announced facilities’ expansion to triple diesel and biodiesel production.

•	Establish increased crude and palm oil inventories to meet rising demand from current and new contracts.

•	Build oil-trading fleet by leasing and purchasing ships.

•	Explore plant expansion to establish an in-house 5/95 blending facility.

•	Completion of the NASDAQ listing process.

•	Work with the Port Authority in Santa Marta, Colombia, to improve infrastructure to facilitate the increased movement of energy products.

“Our global management team’s unique ability to identify outstanding revenue opportunities in the traditional and alternative energy sectors are key to our growth,” said Mr. Saito. “Amiworld intends to become a preeminent energy producer and distributor not only in South America, but worldwide.”

Into 2009 and Beyond

•

Triple diesel production to 100,000 barrels per month. Amiworld’s subsidiary Odin Petroil SA has signed a facility expansion contract with FISS Project Development Petroleum LTDA, worth approximately $8.6 million. Once completed in late 2008, the Company’s petroleum diesel production will triple to 100,000 bpm.

•

Open new crude oil supply sources. The Company is looking beyond Colombian sources to Venezuela to increase the amount and quality of crude oil to meet demand for its diesel fuel and other energy products. Supply of this type will allow increased production of higher end, higher margin refined products.

•

Grow International oil trading and shipping business. The Company has one leased ship scheduled to arrive later this year and intends to add more ships with a plan to establishing its own fleet. Controlling transport is the key to building a successful oil trading and export business.

•

Complete planned expansion of its biodiesel facility. Surplus lands on the site have the potential, depending on licensing considerations, for an in-house 5/95 biodiesel blending facility. Once the biodiesel facility expansion is complete, planned for 2009, the Company expects to produce 108,000 tons per year; triple its current production.

•

Conclude application for a full NASDAQ listing. The Company feels that given its rapid growth and potential, this type of high quality market exposure will increase the Company’s visibility, build shareholder value and gain enhanced access to high quality financing opportunities to further accelerate future growth.

About Amiworld, Inc.

Amiworld, Inc. is a high growth New York-based international energy company engaged in the production and distribution of alternative and traditional energy products and services. With state-of-the-art refining and distribution facilities in Colombia, South America, the Company is capitalizing on the worldwide energy demand with diversified products and services including biodiesel, petroleum diesel, international oil trading and the shipping of oil and fuel products with a principal focus on economies in South America and Asia. With an overriding commitment of building shareholder value, Amiworld continuously evaluates opportunities to drive revenues and earnings growth organically and through strategic acquisitions.

Amiworld owns and operates the only government certified biodiesel plant in Colombia. The Company believes it is well positioned to capitalize on its unique government status as a result of the Colombian government’s aggressive biofuels initiatives mandating a 5% biodiesel mix by 2008 and 10% by 2009. With global biofuels demand projected to grow 20% annually to 92 million tons by 2011, Amiworld intends to significantly increase its market penetration in South America, Asia and the US.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/amwo.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/amwo/quote.html.

To read the Company’s Investor Fact Sheet, visit http://www.trilogy-capital.com/tcp/amwo/factsheet.html.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of AMWO could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company’s operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:

Trilogy Capital Partners

Financial Communications:

Bob Beaty, Toll-free: 800-592-6067

info@trilogy-capital.com